JAMES B. CRAVER & ASSOCIATES

42 MILLER HILL ROAD

P.O. BOX

811 DOVER, MA 02030

Telephone 508-785-0171

Email craverjim@comcast.net

April 16, 2021

VIA EMAIL

Cohen & Company, Ltd.

1350 Euclid Ave., Suite 800

Cleveland, Ohio 44115

Attention: Mark Danese [mdanese@cohencpa.com]

Re:	Meeder Funds (the "Trust")

Ladies and Gentlemen:

The purpose of this letter is to update the information contained in this firm’s letter to you dated February 23, 2021 (the “Original Letter”) furnishing certain information in connection with your audit of the Trust’s financial statements as of December 31, 2020. This letter is delivered in connection with your preparation and filing with the Securities and Exchange Commission of auditors’ consents relating to the amendment of the Trust’s registration statement on Form N-1A, the anticipated filing date of which is April 16, 2021.

This is to advise you that, during the period from February 23, 2021 to April 14, 2021, this firm has not been engaged to give substantive attention to or represent the Trust in connection with material loss contingencies coming within the scope of clause

(a) of Paragraph 5 of the ABA Statement of Policy referred to in the Original Letter.

This letter is subject to all of the qualifications and limitations contained in the Original Letter, except with respect to the date as of which we are responding.

Subject to the foregoing, we confirm that the information set forth in the Original Letter continues to be accurate through the date hereof.

Very truly yours,

JAMES B. CRAVER & ASSOCIATES
By:	James B. Craver
James B. Craver

cc: Mr. Bruce E. McKibben, Timothy McCabe, Esq., Ms. Alaina Salonsky